Nelnet Reports First Quarter 2017 Results

•	GAAP net income $1.18 per share, $1.23 per share excluding adjustments

•	Servicing volume surpasses $200 billion in loans

•	13 percent increase in tuition payment processing and campus commerce revenue

LINCOLN, Neb., May 8, 2017-Nelnet (NYSE: NNI) today reported GAAP net income of $50.0 million, or $1.18 per share, for the first quarter of 2017, compared with GAAP net income of $48.0 million, or $1.11 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments and variation margin settlements under new derivative clearing rules effective January 3, 2017, was $52.2 million, or $1.23 per share, for the first quarter of 2017, compared with $61.7 million, or $1.43 per share, for the same period in 2016. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

The increase in GAAP net income for the three months ended March 31, 2017, as compared with the same period in 2016, was due to smaller losses recognized in 2017, as compared to 2016, related to changes in fair values of derivative instruments, which do not qualify for hedge accounting under GAAP, and foreign currency transaction adjustments caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars. In addition, during the first quarter of 2017, the company recognized a $5.0 million, or $0.07 per share after tax, gain from the repurchase of its own debt. These factors were partially offset by the increase in expenses to accelerate the build out of the company's communications network in Lincoln, Nebraska and lower net interest income earned by the company on its student loan portfolio due to expected portfolio runoff and lower student loan spread.

“For the first quarter, we reported solid revenue growth from our loan servicing, payment processing, and communications businesses,” said Jeff Noordhoek, Chief Executive Officer of Nelnet. “As our student loan portfolio continues to run off, we are focused on providing superior customer experiences and pursuing opportunities for revenue diversification and growth that will result in long-term success.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Systems and Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the first quarter of 2017, Nelnet reported net interest income of $76.9 million, compared with $101.6 million for the same period a year ago. The company's average balance of student loans decreased to $24.8 billion for the first quarter of 2017, compared with $28.2 billion for the same period in 2016. As a result of a widening in the basis between the indices in which the company earns interest on its loans and funds such loans, and a decrease in fixed rate floor income as a result of an increase in interest rates, core student loan spread decreased to 1.23 percent for the first quarter of 2017, compared with 1.34 percent for the same period in 2016. Net interest income included $32.1 million and $45.9 million of fixed rate floor income in the first quarter of 2017 and 2016, respectively.

Loan Systems and Servicing

Revenue from the Loan Systems and Servicing segment was $54.2 million for the first quarter of 2017, compared with $52.3 million for the same period in 2016. As of March 31, 2017, the company was servicing $200.3 billion in government-owned, Federal Family Education Loan (FFEL) Program, and private education and consumer loans.

As of March 31, 2017, the company was servicing $167.6 billion of loans for the U.S. Department of Education (Department), compared with $153.1 billion of loans as of March 31, 2016. Revenue from this contract increased 11 percent to $39.0 million for the first quarter of 2017, up from $35.2 million for the same period a year ago.

The company continues to experience growth in its private education and consumer loan servicing portfolio. As of March 31, 2017, this portfolio was $9.0 billion, up from $5.2 billion as of March 31, 2016. Revenue from this portfolio increased $2.7 million, or 85 percent, to $5.8 million for the three months ended March 31, 2017.

The growth in the government and private education and consumer loan servicing revenue was partially offset by the loss of guaranty servicing and collection revenue. The company's remaining guaranty servicing and collection client exited the guaranty business at the end of its contract term on June 30, 2016. As such, during the first quarter of 2017, the company had no guaranty servicing and collection revenue. Revenue from this client was $5.0 million in the first quarter of 2016.

In April 2016, the Department's Office of Federal Student Aid (FSA) released information regarding a new contract procurement process for the Department to acquire a single servicing system platform with multiple customer service providers to manage all student loans owned by the Department. The contract solicitation process was divided into two phases.

On May 6, 2016, Nelnet Servicing, LLC (Nelnet Servicing), a subsidiary of the company, and Great Lakes Educational Loan Services, Inc. (Great Lakes) submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services in the event that the Department selects it to be awarded with the new contract. The joint venture operates as a new legal entity called GreatNet Solutions, LLC (GreatNet). Nelnet Servicing and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to Nelnet Servicing, Great Lakes is one of four private sector companies (referred to as Title IV Additional Servicers, or TIVAS) that currently has a student loan servicing contract with the Department to provide servicing for loans owned by the Department.

GreatNet was one of three entities selected to respond to Phase II of the procurement selection process. Navient Corporation and FedLoan Servicing (Pennsylvania Higher Education Assistance Agency (PHEAA)), the other two TIVAS, were also selected to respond to Phase II. On January 6, 2017, GreatNet submitted its Phase II response to the Department. On April 11, 2017, the Department announced it was withdrawing certain policy memos to FSA from the prior administration regarding factors to be considered in the procurement process. GreatNet is currently awaiting announcement from the new administration on the next steps in the procurement process.

During the three months ended March 31, 2017, Nelnet Servicing and Great Lakes each contributed capital to GreatNet and GreatNet began to incur certain operating costs. For financial reporting purposes, the operating results of GreatNet are included in the company's consolidated financial statements. The proportionate share of membership interest (equity) and net loss of GreatNet that is attributable to Great Lakes is reflected as minority interest.

Tuition Payment Processing and Campus Commerce

For the first quarter of 2017, revenue from the Tuition Payment Processing and Campus Commerce segment was $43.6 million, an increase of $5.0 million, or 13 percent, from the same period in 2016. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers. This operating segment serves 10 million students and families at nearly 13,500 K-12 schools and 970 colleges and universities.

Communications

For the first quarter of 2017, ALLO recognized a net loss of $2.8 million as compared to a net loss of $0.4 million for the same period in 2016. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the first quarter of 2017, ALLO had negative EBITDA of $1.7 million as compared with EBITDA of $0.7 million for the same period in 2016. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net income or loss, see "Non-GAAP Performance Measures" below.

The company incurred capital expenditures of $16.7 million in the three months ended March 31, 2017, and currently anticipates total network expenditures of approximately $80 million for 2017; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

Liquidity and Capital Activities

For the three months ended March 31, 2017, the company generated $73.8 million in net cash from operating activities. In addition, as of March 31, 2017, the company had $108.2 million in cash and cash equivalents and a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $123.6 million.

The company intends to use its liquidity position to capitalize on market opportunities, including FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

During the three months ended March 31, 2017, the company initiated a cash tender offer to purchase any and all of its outstanding unsecured hybrid securities and paid $25.3 million to redeem $29.7 million of these notes, resulting in a gain of $4.4 million recognized in the first quarter of 2017.

The company paid cash dividends of $5.9 million, or $0.14 per share, during the three months ended March 31, 2017.

Board Declares Dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.14 per share. The dividend will be paid on June 15, 2017, to shareholders of record at the close of business on June 1, 2017.

Non-GAAP Performance Measures

A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transactions adjustments and variation margin settlements, is provided below.

	Three months ended March 31,
	2017	2016
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$50,026	47,961
Derivative market value adjustments	49,163	3,674
Foreign currency transaction adjustments	4,690	18,480
Centrally cleared variation margin settlements	(50,401)	—
Net tax effect	(1,312)	(8,418)
Net income, excluding derivative market value and foreign currency transaction adjustments and variation margin settlements	$52,166	61,697

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.18	1.11
Derivative market value adjustments	1.16	0.09
Foreign currency transaction adjustments	0.11	0.43
Centrally cleared variation margin settlements	(1.19)	—
Net tax effect	(0.03)	(0.20)
Net income, excluding derivative market value and foreign currency transaction adjustments and variation margin settlements	$1.23	1.43

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments that do not qualify for “hedge treatment” under GAAP, foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars, and the variation margin settlements on derivative instruments that are settled daily at a central clearinghouse, which based on new derivative clearing rules effective January 3, 2017 are accounted for as derivative settlements and represent the changes in fair values of the underlying derivative instruments. The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility, mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company's management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company's performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. The tax effects of the derivative market value adjustments, foreign currency transaction adjustments, and centrally cleared variation margin settlements are calculated by multiplying those adjustments by the applicable statutory income tax rate.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended March 31,
	2017	2016
	(dollars in thousands)
Net loss	$(2,821)	(384)
Net interest expense	711	147
Income tax benefit	(1,730)	(235)
Depreciation and amortization	2,135	1,129
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(1,705)	657

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program and private education loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans; risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing platform to service all loans owned by the Department, including the risk that the company's joint venture with Great Lakes may not be awarded the contract; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015 and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2017. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Loan interest	$181,207	183,505	189,988
Investment interest	2,617	2,792	2,029
Total interest income	183,824	186,297	192,017
Interest expense:
Interest on bonds and notes payable	106,899	107,337	90,408
Net interest income	76,925	78,960	101,609
Less provision for loan losses	1,000	3,000	2,500
Net interest income after provision for loan losses	75,925	75,960	99,109
Other income:
Loan systems and servicing revenue	54,229	53,764	52,330
Tuition payment processing, school information, and campus commerce revenue	43,620	30,519	38,657
Communications revenue	5,106	4,492	4,346
Enrollment services revenue	—	—	4,326
Other income	12,632	15,218	13,796
Gain from debt repurchases	4,980	5,720	101
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	(4,830)	83,187	(28,691)
Total other income	115,737	192,900	84,865
Operating expenses:
Salaries and benefits	71,863	68,017	63,242
Depreciation and amortization	8,598	9,116	7,640
Loan servicing fees	6,025	5,726	6,928
Cost to provide communications services	1,954	1,697	1,703
Cost to provide enrollment services	—	—	3,623
Other expenses	26,547	31,245	28,376
Total operating expenses	114,987	115,801	111,512
Income before income taxes	76,675	153,059	72,462
Income tax expense	28,755	54,128	24,433
Net income	47,920	98,931	48,029
Net loss (income) attributable to noncontrolling interests	2,106	(585)	(68)
Net income attributable to Nelnet, Inc.	$50,026	98,346	47,961
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.18	2.32	1.11
Weighted average common shares outstanding - basic and diluted	42,291,857	42,314,467	43,088,092

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2017	December 31, 2016	March 31, 2016
Assets:
Student loans receivable, net	$24,003,386	24,903,724	27,519,052
Cash, cash equivalents, investments, and notes receivable	381,978	323,798	324,485
Restricted cash	881,334	1,100,663	1,010,730
Goodwill and intangible assets, net	192,746	195,125	196,139
Other assets	681,776	656,798	538,941
Total assets	$26,141,220	27,180,108	29,589,347
Liabilities:
Bonds and notes payable	$23,594,516	24,668,490	27,349,891
Other liabilities	419,037	440,693	352,530
Total liabilities	24,013,553	25,109,183	27,702,421
Equity:
Total Nelnet, Inc. shareholders' equity	2,108,187	2,061,655	1,878,254
Noncontrolling interests	19,480	9,270	8,672
Total equity	2,127,667	2,070,925	1,886,926
Total liabilities and equity	$26,141,220	27,180,108	29,589,347
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.